Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

HCC INSURANCE HOLDINGS, INC.,

TOKIO MARINE HOLDINGS, INC.

and

TMGC INVESTMENT (DELAWARE) INC.

Dated as of June 10, 2015

TABLE OF CONTENTS

		Page

	ARTICLE I

	The Merger; Closing; Effective Time

Section 1.1.	The Merger	1
Section 1.2.	Closing	1
Section 1.3.	Effective Time	2

	ARTICLE II

	Certificate of Incorporation and By-Laws
	of the Surviving Corporation

Section 2.1.	The Certificate of Incorporation and By-Laws	2

	ARTICLE III

	Directors of the Surviving Corporation

Section 3.1.	Directors	2
Section 3.2.	Officers	2

	ARTICLE IV

	Effect of the Merger on Capital Stock;
	Exchange of Certificates

Section 4.1.	Effect on Capital Stock	3
Section 4.2.	Exchange of Certificates	3
Section 4.3.	Treatment of Stock Plans and Stock Awards	7
Section 4.4.	Adjustments to Prevent Dilution	8

	ARTICLE V

	Representations and Warranties

Section 5.1.	Representations and Warranties of the Company	8
Section 5.2.	Representations and Warranties of Parent and Merger Sub	32

	ARTICLE VI

	Covenants

Section 6.1.	Interim Operations	35

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ii

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of June 10, 2015, among HCC Insurance Holdings, Inc., a Delaware corporation (the “Company”), Tokio Marine Holdings, Inc., a Japanese corporation (“Parent”), and TMGC Investment (Delaware) Inc., a Delaware corporation and wholly owned indirect Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the Board of Directors of the Company has approved and declared advisable this Agreement and the Merger in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Board of Directors of Parent and Merger Sub have approved and declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

Section 1.1.                                 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”).  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.  The Merger shall have the effects specified in the DGCL.

Section 1.2.                                 Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the sixth (6th) Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement.  For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern U.S. Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or Tokyo.

Section 1.3.                                 Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company, Merger Sub and Parent shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”).  At or prior to the consummation of the Merger, the parties shall make all other filings and/or notices required under the DGCL in connection with the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger in accordance with the DGCL, or at such other later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the DGCL (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws
of the Surviving Corporation

Section 2.1.                                 The Certificate of Incorporation and By-Laws.  (a) The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or by applicable Laws and (b) Parent and the Surviving Corporation shall cause the by-laws of Merger Sub as in effect immediately prior to the Effective Time to become, in all substantive respects, the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Laws.

ARTICLE III

Directors of the Surviving Corporation

Section 3.1.                                 Directors.  The Board of Directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

Section 3.2.                                 Officers.  The officers of the Company in office immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and shall, from and after the Effective Time, hold office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

Section 4.1.                                 Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company:

(a)                                 Merger Consideration.  Each share of common stock, par value $1.00 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than (A) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (B) any Dissenting Shares (each of (A) and (B), an “Excluded Share,” and collectively, “Excluded Shares”), shall be converted into the right to receive $78.00 in cash per Share (the “Per Share Merger Consideration”).  At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and, other than Excluded Shares, (i) each certificate formerly representing any of the Shares (a “Certificate”) and (ii) each Share that is in non-certificated book-entry form (a “Book-Entry Share”) shall thereafter represent only the right to receive the Per Share Merger Consideration pertaining to the Shares represented by such Certificate or Book-Entry Share, as the case may be, and any dividends or distributions in accordance with Section 4.2(c), in each case without interest.

(b)                                 Treatment of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to the rights any holder of Dissenting Shares may have under Section 4.2(f).

(c)                                  Merger Sub.  At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $1.00 par value per share, of the Surviving Corporation.

Section 4.2.                                 Exchange of Certificates.

(a)                                 Funding of Aggregate Merger Consideration.  Immediately prior to the Effective Time, Parent shall transfer to a paying agent which is a U.S.-based commercial bank or trust company selected by Parent and engaged pursuant to an agreement in a form reasonably acceptable to the Company at least five (5) Business Days prior to the Effective Time with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) (the “Paying Agent”) in an account for the benefit of the holders of the Shares (other than the Excluded Shares and the Restricted Shares), an amount of cash sufficient for the Paying Agent to pay an aggregate amount equal to the Per Share Merger Consideration multiplied by the number of Shares (other than Restricted Shares) issued and outstanding immediately prior to the Effective Time (the “Aggregate Share Consideration”) (such cash being hereinafter referred to as the “Exchange Fund”).  At or reasonably promptly after the Effective

Time, but in no event later than five (5) Business Days after the Effective Time, Parent shall cause the Surviving Corporation to pay the aggregate amount required to be paid in respect of Stock Awards (as defined below) pursuant to Sections 4.3(a) through 4.3(e), without duplication (the “Aggregate Stock Award Consideration” and, together with the Aggregate Share Consideration, the “Aggregate Merger Consideration”) through the payroll system of the Surviving Corporation; provided, however, that, in the event the Company, acting in good faith, notifies Parent on or prior to the sixth (6th) Business Day prior to the Closing Date that the Company does not have sufficient cash available to make such payments (after taking into account the Company’s working capital needs, expenses, capital expenditures, other operational needs and any dividends permitted pursuant to this Agreement) without one or more dividends or distributions from any of the Company Insurance Subsidiaries or the incurrence of any indebtedness (whether or not such dividends or indebtedness are permitted pursuant to this Agreement), then Parent shall immediately prior to the Effective Time transfer to the Paying Agent the amount of any cash shortfall necessary to pay the Aggregate Stock Award Consideration, and shall cause the Paying Agent to immediately transfer such amount to the Company.  The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that any and all such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s or Moody’s Investors Service, respectively or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 and, in any such case, no such instrument shall have a maturity exceeding three months.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Aggregate Share Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

(b)                                 Exchange Procedures.  Promptly after the Effective Time (and in any event within three (3) Business Days), (x) the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares)  a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon delivery to the Paying Agent of (in the case of certificated Shares) the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) or (in the case of Book-Entry Shares) a customary “agent’s message” in accordance with the instructions set forth in the letter of transmittal, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree, together with instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration, and (y) the Surviving Corporation shall pay through its payroll systems to each holder of Options, RSUs, Restricted Shares, Performance Shares and Stock Purchase Plan Awards (collectively, the “Stock Awards”) an amount due and payable to such holder pursuant to Sections 4.3(a) through 4.3(e), without duplication.  Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) or Book-Entry Share to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) or Book-Entry Share, as the case may be, multiplied by (y) the Per Share Merger Consideration, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)                                  No Further Ownership Rights to Shares.  Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation is obligated to pay any dividends and make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on Shares in accordance with the terms of this Agreement (to the extent permitted under Section 6.1(a)) prior to the Closing Date and which remain unpaid at the Effective Time.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate or Book-Entry Share is entitled pursuant to this Article IV.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 365 calendar days after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or Book-Entry Shares, without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e)                                  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in a reasonable amount, the Paying Agent will make payment in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f)                                   Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, the Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who is entitled to demand and has properly perfected appraisal rights under Section 262 of the DGCL, or any successor provision (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (or any successor provision) (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive any dividends or distributions in accordance with Section 4.2(c) and the rights set forth in Section 262 of the DGCL, or any successor provision), unless and until such holder shall have failed to perfect or shall have effectively withdrawn such demand or lost its, his or her rights to appraisal under the DGCL.  If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration for each such Share, in accordance with Section 4.1, without interest.  The Company shall give Parent prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and, in each case, received by the Company relating to stockholders’ rights of appraisal.  To the extent permitted by applicable Laws, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands for appraisal; provided, however, that Parent shall not enter into any settlement or make any commitment with respect to such demands for appraisal that requires a payment or other action by the Company prior to Closing. Without limiting the generality of the foregoing, the Company shall not, except with the prior written consent of Parent or except as required by Law (including in connection with any judgment of a court), make any payment or agree or commit to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(g)                                  Withholding Rights.  Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Stock Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Stock Awards in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

Section 4.3.                                 Treatment of Stock Plans and Stock Awards.

(a)                                 Treatment of Options.  At the Effective Time, (i) each outstanding option to purchase Shares (an “Option”), granted under the Company’s 2008 Flexible Incentive Plan, as amended from time to time (the “Incentive Plan”), and whether vested or unvested, shall be cancelled and shall only entitle the holder of such Option to receive an amount in cash equal to the product of (x) the total number of Shares subject to the Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Option.

(b)                                 Treatment of Restricted Shares.  Except as set forth in Section 4.3(d) below, immediately prior to the Effective Time, the Company shall waive any vesting or holding conditions or restrictions applicable to any Restricted Shares granted pursuant to the Incentive Plan or the Company’s 2014 Stock Promotion Plan (the “Stock Promotion Plan”), and such Restricted Shares shall be treated the same as all other Shares in accordance with Section 4.1 of this Agreement.

(c)                                  Treatment of RSUs.  At the Effective Time, each outstanding RSU granted pursuant to the Incentive Plan, whether vested or unvested, shall be cancelled and shall only entitle the holder of such RSU to receive with respect to each Share subject to such RSU an amount in cash equal to the product of (i) the total number of Shares subject to such RSU and (ii) the Per Share Merger Consideration.

(d)                                 Treatment of Performance-based Restricted Shares.  At the Effective Time, the performance-based vesting conditions in respect of each outstanding Restricted Share granted pursuant to the Incentive Plan, the vesting of which is conditioned on the achievement of certain performance criteria (collectively, the “Performance Shares”), shall be deemed to have been achieved based on 100% performance and the Company shall waive any vesting or holding conditions or restrictions applicable to such Performance Shares, and such Performance Shares shall be treated the same as all other Shares in accordance with Section 4.1 of this Agreement.

(e)                                  Treatment of ESPP.

(i)                                     The Company shall take all actions necessary to (A) cause the Company’s 2013 Employee Stock Purchase Plan (the “ESPP”) not to (1) commence an offering period to purchase Shares that would otherwise begin after the end of the offering period in effect as of the date hereof or (2) accept payroll deductions to be used to purchase Shares under the ESPP after the end of the offering period in effect as of the date hereof, and (B) cause the ESPP to terminate immediately after the purchases set forth in Section 4.3(e)(ii), if any, and immediately prior to the Effective Time.

(ii)                                  Immediately prior to the Effective Time, in the case of any outstanding purchase rights (the “Stock Purchase Plan Awards”) under the ESPP, (A) the offering period under the ESPP shall end and each participant’s accumulated payroll deduction shall be used to purchase newly issued Shares in accordance with the terms of the ESPP and (B) such Shares shall be treated the same as all other Shares in accordance with Section 4.1 of this Agreement.

(f)                                   Treatment of Stock Promotion Plan.  The Company shall take all actions necessary to cause the Stock Promotion Plan to terminate as soon as reasonably practicable after the date hereof, and before any additional awards are granted thereunder.

(g)                                  Corporate Actions.  At or prior to the Effective Time, the Company and the Board of Directors of the Company (or an appropriate committee thereof) shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.3(a) through 4.3(f).  The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares, other capital stock of the Company, or other compensation of any kind (other than amounts required to be paid pursuant to Sections 4.3(a) through 4.3(e)) to any Person pursuant to or in settlement of the Stock Awards and the Stock Plans will thereupon terminate.

(h)                                 Section 4.3 Definitions.  For purposes of this Agreement:

(i)                                     “Restricted Share” shall mean any Share granted pursuant to the Incentive Plan or the Stock Promotion Plan that is subject to vesting or holding conditions or restrictions.

(ii)                                  “RSU” shall mean any restricted stock unit granted pursuant to the Incentive Plan.

(iii)                               “Stock Plan” shall mean, collectively, the Incentive Plan, the Stock Promotion Plan and the ESPP and all predecessors to such plans.

Section 4.4.                                 Adjustments to Prevent Dilution.  Notwithstanding anything in this Agreement to the contrary, in the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

Section 5.1.                                 Representations and Warranties of the Company.  Except as set forth in the Company Reports filed on or after January 1, 2014 and prior to the date of this Agreement (excluding any disclosure set forth in the sections titled “risk factors” and “forward-looking statements” or in any other section to the extent the disclosure is a forward-looking statement or cautionary, predictive or forward-looking in nature) or otherwise disclosed to Parent in the corresponding sections or subsections of the letter, dated the date of this Agreement,  delivered to Parent by the Company in connection with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter (i) shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent and (ii) with respect to any disclosure of an item relating to a representation or warranty in which the phrase “Material Adverse Effect”

appears shall not be deemed to be an admission that such item constitutes or would reasonably be expected to result in, a Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)                           Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept or an equivalent thereto is recognized under applicable Law) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Section 5.1(a)(i) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized.

As of the date of this Agreement, the Company conducts its insurance operations solely through the Subsidiaries set forth in Section 5.1(a)(ii) of the Company Disclosure Letter (collectively, the “Company Insurance Subsidiaries”).  Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements, except where the failure to be so licensed or authorized would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  No Governmental Entity regulating the business of insurance or reinsurance under Insurance Laws (an “Insurance Regulator”) has notified the Company or any Company Insurance Subsidiary, orally or in writing, that any Company Insurance Subsidiary is commercially domiciled in any jurisdiction.  For the purposes of this Agreement, the term “knowledge of the Company” means the knowledge after reasonable inquiry of direct reports by the individuals who have served since January 2015 and are serving as of the date of this Agreement as the Company’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, General Counsel or as any Executive Vice President of the Company.

As used in this Agreement, the term (i) “Subsidiary” or “Company Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant

Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) “Affiliate” means, as to any Person, (x) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For the purpose of the definition of “Affiliate,” “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (y) with respect to any natural Person, any member of the immediate family of such natural Person, and (iv) “Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; provided that none of the following, alone or in combination, shall constitute, or be taken into account in determining whether there has been or would be, a Material Adverse Effect:

(A)                               changes in the economy or credit, securities, financial or other capital markets generally;

(B)                               geopolitical conditions, the outbreak of any acts of war (whether or not declared), armed hostilities, sabotage, terrorism or man-made disaster, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage, terrorism or man-made disaster;

(C)                               any volcano, tsunami, pandemic, epidemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster;

(D)                               changes that are the result of factors generally affecting the industries in which the Company and the Company Subsidiaries operate in the geographic areas and product markets in which the Company and the Company Subsidiaries operate or underwrite insurance;

(E)                                any loss of, or adverse change in, the relationship, contractual or otherwise, of the Company or any of the Company Subsidiaries with its customers, policyholders, reinsurers, producers, lenders, employees, agents or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement or the identity of or facts relating to Parent or any of its Affiliates;

(F)                                 changes in generally accepted accounting principles in the United States (“GAAP”) or generally accepted accounting principles in Japan, SAP, the rules or policies of the Public Company Accounting Oversight Board, or any statute, rule, regulation or other Law, or the interpretation of any of the foregoing;

(G)                               any failure by the Company to meet any internal or published estimates, projections, forecasts or predictions of revenues, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(H)                              the suspension of trading in securities on the New York Stock Exchange (“NYSE”) or a decline in the price, or change in trading volume, of the common stock of the Company on the NYSE, provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect;

(I)                                   any change or announcement of a potential change in the credit, financial strength or any other rating of the Company or any of the Company Subsidiaries or any of their securities; provided that the exception in this clause shall not preclude a determination that any change, effect, circumstance or development underlying such change or announcement has resulted in, or contributed to, a Material Adverse Effect; and

(J)                                   the entry into or announcement of the execution of this Agreement or compliance by the Company with the terms of this Agreement or any action taken by or at the written request of Parent or any of its Affiliates;

except, with respect to clauses (A), (B), (C) and (D), to the extent that such change, event, circumstance or development has a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the specialty insurance industry operating in the same or similar geographic regions in which the Company and the Company Subsidiaries operate or underwrite insurance.

(b)                                 Capital Structure.

(i)                                     (A)  The authorized capital stock of the Company consists of 250,000,000 Shares, of which 95,639,699 Shares (including Restricted Shares and Performance Shares) were outstanding as of the close of business on June 9, 2015.  As of the close of business on June 9, 2015, 31,192,297 Shares were held in treasury.  Other than 4,436,778 Shares reserved for issuance as of June 9, 2015 under the Stock Plans, the Company has no Shares reserved for issuance.  Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list as of June 9, 2015 of Options, Restricted Shares, Performance Shares, RSUs and Stock Purchase Plan Awards, including the holder, date of grant, number of Shares and, where applicable, exercise or reference price and vesting date.  All vesting thereunder will be accelerated by either the Requisite Company Vote or the consummation of the Merger.

(B) All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company, or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance, other than a lien, charge, pledge, security interest, claim or other encumbrance for Taxes not yet due (each, a “Lien”).  Except as set forth above and except for Options, RSUs and Stock

Purchase Plan Awards issued pursuant to the Stock Plans, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Liens.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii)                                  Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a Person held for investment by the Company or any of its Subsidiaries consisting of less than 5% of the outstanding equity interests (or securities convertible into or exercisable for equity interests) of such Person, and (z) a complete and correct list of the Company’s Subsidiaries that were included in the consolidated financial statements of the Company for the quarter ended March 31, 2015.

(c)                                  Corporate Authority; Approval and Fairness.

(i)                                     The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to (A) adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the outstanding shares of capital stock of the Company at a stockholders’ meeting duly called and held for such purpose (such affirmative vote and adoption, the “Requisite Company Vote”), and (B) the filings and/or notices pursuant to Section 1.3.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).

(ii)                                  The Board of Directors of the Company has (A) (1) determined that the Merger is in the best interests of the Company and its stockholders and approved and declared advisable this Agreement, the Merger, and the other transactions contemplated hereby, and (2) resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”) and (B) directed that this Agreement be submitted to the holders of Shares for their adoption.  The Board of Directors of the Company has received the opinion of its financial advisor, Goldman, Sachs &  Co. (“Goldman Sachs”), to the effect that, based upon and subject to the factors and assumptions set forth therein, as of the date of such opinion, the Per Share Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Shares is fair from a financial point of view to such holders (other than Parent and its Affiliates).  It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied upon by Parent or Merger Sub.

(d)                                 Governmental Filings; No Violations; Certain Contracts.

(i)                                     Other than (A) the filings and/or notices pursuant to Section 1.3 and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the filings required to be made by the Company with the Securities and Exchange Commission (the “SEC”) under the Exchange Act, (C) the filings and/or notices required to be made under the rules and regulations of the NYSE, (D) compliance with any applicable state securities or blue sky laws and (E) the filings, notices and/or approvals under all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies, whether domestic or foreign, and all applicable orders or directives of Insurance Regulators (including, for the avoidance of doubt, the Lloyd’s Regulations and the handbooks of the FCA and the PRA, respectively) (“Insurance Laws) (collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any federal, state, local or foreign governmental, quasi-governmental, self-regulatory, administrative or regulatory authority, agency, commission, department, body, court or other legislative, executive or judicial governmental entity (including, for the avoidance of doubt, Lloyd’s, the Council and the Franchise Board) (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, and except for any such notices, reports or filings which may have to be made by the Company with any Japanese Governmental Entity, as to which the Company is not making any representation or warranty.

(ii)                                  The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby), compliance with the matters referred to in Section 5.1(d)(i) under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(iii)                               The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents), taken as a whole.

(iv)                              For purposes of this Agreement:

(A)                               “Council” shall mean the Council of Lloyd’s created by the Lloyd’s Acts.

(B)                               “FCA” shall mean the U.K. Financial Conduct Authority.

(C)                               “Franchise Board” shall mean the Franchise Board of Lloyd’s formed by the Council under the Lloyd’s Acts.

(D)                               “FSMA” shall mean the U.K. Financial Services and Markets Act 2000.

(E)                                “Lloyd’s” shall mean the Society of Lloyd’s created by the Lloyd’s Acts.

(F)                                 “Lloyd’s Acts” shall mean the Lloyd’s Acts 1871 — 1982.

(G)                               “Lloyd’s Byelaws” shall mean the byelaws made by the Council under the Lloyd’s Acts.

(H)                              “Lloyd’s Regulations” shall mean, collectively, the Lloyd’s Acts, the Lloyd’s Byelaws and the Lloyd’s Underwriting Requirements.

(I)                                   “Lloyd’s Underwriting Requirements” shall mean the underwriting requirements made by the Franchise Board under the Lloyd’s Byelaws.

(J)                                   “PRA” shall mean the U.K. Prudential Regulation Authority.

(e)                                  Company Reports; Financial Statements.

(i)                                     The Company has filed or furnished all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2012 (the “Applicable Date”) (the forms, statements, reports and documents filed since the Applicable Date, including exhibits and other information incorporated by reference therein, and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”).  As of their respective filing dates (or effective dates in the case of Company Reports that are registration statements) or, if amended prior to the date of this Agreement, as of the date of such amendment, the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)                                  The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act.  Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such disclosure controls and procedures are sufficient to ensure that all such information is accumulated and made known to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.  The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s Board of Directors any material weaknesses in the Company’s internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has made available to Parent any such disclosure made by management to the Company’s auditors and the audit committee of the Company’s Board of Directors since the Applicable Date.

(iii)                               Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations and comprehensive income, consolidated statements of the changes in stockholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iv)                              The Company has previously furnished or made available to Parent true and complete copies of the annual statutory statements for each of the years ended December 31, 2012, December 31, 2013 and December 31, 2014, and quarterly statutory statements for the quarter ended March 31, 2015, with respect to each of the Company Insurance Subsidiaries in each case as filed with the Insurance Regulator of the jurisdiction in which such Company Insurance Subsidiary is domiciled or commercially domiciled, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith or the local equivalents in the applicable jurisdictions (collectively, the “Company SAP Statements”).  The Company SAP Statements were prepared in all material respects in conformity with applicable statutory accounting practices prescribed or permitted by such Insurance Regulator (“SAP”) applied on a consistent basis, except as may have been noted therein and present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at the respective dates and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods then ended.  The Company SAP Statements were filed with the applicable Insurance Regulator in a timely fashion on forms prescribed or permitted by such Insurance Regulator.  No deficiencies or violations material to the financial condition of any of the Company Insurance Subsidiaries, individually, whether or not material in the aggregate, have been asserted in writing by any Insurance Regulator which have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.  The quarterly and annual statements of each Company Insurance Subsidiary filed on or after the date of this Agreement and prior to the Closing (“Interim SAP Statements”), when filed with the applicable Insurance Regulators of the applicable jurisdictions, will present fairly in all material respects, to the extent required by and in conformity with SAP, except as may be noted therein, the statutory financial condition of such Company Insurance Subsidiary at the respective dates indicated and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods therein specified (subject to normal year-end adjustments) and will be filed in a timely fashion on forms prescribed or permitted by the relevant Insurance Regulator.  The Company will deliver to Parent true, correct and complete copies of the Interim SAP Statements promptly after they are filed with the applicable Insurance Regulator of the jurisdictions in which the Company Insurance Subsidiaries are domiciled or commercially domiciled.  Since the year ended December 31, 2014, the annual balance sheets and statements of operations included in the Company SAP Statements have been audited by PricewaterhouseCoopers LLP.  True, correct, and complete copies of the audit opinions relating to such balance sheets and statements of operations have been furnished to Parent prior to the date of this Agreement.

(v)                                 There are no “off-balance sheet arrangements,” as defined in Item 303 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), to which the Company or any Subsidiary of the Company is a party.

(vi)                              The aggregate reserves for claims, unearned premium, losses (including incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated), as reflected in each of the Company Reports and Company SAP Statements, (A) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and fairly stated in accordance with sound actuarial principles;  (B) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, and (C) were in compliance in all material respects with the requirements of all applicable Insurance Laws with respect to the establishment of reserves (in each case above, except as otherwise noted in the financial statements and notes thereto included in such financial statements). The aggregate reserves for uncollectible reinsurance as reflected in each of the Company Reports, (A) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, and (B) were established in all material respects in accordance with GAAP (in each case above, except as otherwise noted in the financial statements and notes thereto included in such financial statements).

(f)                             Absence of Certain Changes.  Since December 31, 2014, (i) except as required pursuant to this Agreement, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practice, and (ii) there has not been any event, occurrence, development or circumstance that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(g)                            Litigation and Liabilities.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (collectively, “Proceedings”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, obligations or liabilities, of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed, or any other facts or circumstances to the knowledge of the Company, that could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, including those relating to matters involving any

Environmental Law, except for (A) Proceedings relating to claims under policies or contracts of insurance written by any of the Company Insurance Subsidiaries (other than claims seeking extra-contractual damages in excess of the applicable policy limits of such policies or contracts) and (B) those Proceedings, claims, obligations or liabilities that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(h)                                 Employee Benefits.

(i)                                     All material Benefit Plans are listed on Section 5.1(h)(i) of the Company Disclosure Letter.  “Benefit Plans” means all benefit and compensation plans, contracts, policies, arrangements or understandings pursuant to which any of the Company or any of its Subsidiaries has any liability or that are maintained or sponsored by the Company or its Subsidiaries for the benefit of any current or former officers, employees, agents or consultants and independent contractors of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus, phantom stock, vacation, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, or other employee benefit plan, agreement, policy, arrangement or understanding, and any employment, consulting, change in control, termination, retention or similar or other agreements, arrangements or understandings.

(ii)                                  True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter, including any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements and subscription agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent (provided, however, that, with respect to such insurance contracts and loan agreements and subscription agreements relating to the ESPP, there has been provided or made available a representative insurance contract, form of loan agreement and/or subscription agreement; the other insurance contracts, loans agreements and subscription agreements are substantially similar thereto), along with, to the extent applicable: (A) any related funding instrument; (B) the most recent determination letter or applicable opinion letter; (C) the most recent summary plan description; and (D) the two most recent (1) Form 5500 and attached schedules, (2) audited financial statements, and (3) actuarial valuation reports.  Each Benefit Plan which has received or submitted an application for a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified on Section 5.1(h)(i) of the Company Disclosure Letter.  None of the Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).

(iii)                               All Benefit Plans are in material compliance with, and have been established, maintained, operated and administered in accordance and material compliance with, their terms and with applicable Laws, including ERISA and the Code. Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or may rely upon a favorable opinion letter from the Internal Revenue Service (the “IRS”) that it is so qualified, and, to the knowledge of the Company, there are no events or circumstances that have occurred since the date of such letter that could reasonably be expected to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and, to the knowledge of the Company, there are no events or circumstances that have occurred since the date of such letter that could reasonably be expected to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could reasonably be expected to subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iv)                              Neither the Company, any of its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414(b) of the Code (x) maintains or contributes to, or has within the past six years maintained or contributed to, or incurred liability under, a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to, or has within the past six years maintained or had an obligation to contribute to, or incurred liability under, a Multiemployer Plan or a “multiple employer” plan, within the meaning of Sections 210(a), 4063 or 4064 of ERISA. All material contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made or reserves for such obligations in respect of each Benefit Plan have been properly accrued and reflected in the Company Reports.

(v)                                 As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, litigation or other action or claim relating to any of the Benefit Plans, other than routine claims for routine benefits in the ordinary course of business consistent with past practice. No Benefit Plan is under, and neither the Company nor any of its Subsidiaries has received a notice of, any audit or investigation by any Governmental Entity with respect to a Benefit Plan. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits, except as required under Section 4980B of the Code or applicable state Law. The Company or its Subsidiaries may amend or terminate any Benefit Plan at any time without incurring any material liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vi)                              There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in participation or coverage under, any Benefit Plan which would reasonably be expected to materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(vii)                           Except as expressly provided in this Agreement, neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any current or former employee of the Company or any of its Subsidiaries to severance or other compensatory pay or any increase in such pay upon any termination of employment or services after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent or any Affiliate to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans, or payments to any Employees or other Person, which would not be deductible under Section 280G of the Code.

(viii)                        Neither the Company nor any Subsidiary has any obligation to provide, and no Benefit Plan or other agreement provides, any individual with the right to a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(ix)                              Each Option (a) was granted in material compliance with all applicable Laws and in compliance with all of the terms and conditions of the Incentive Plan, (b) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (c) has a grant date no later than the date on which the Board of Directors of Company (or a committee thereof) intended the grant to be effective and (d)  does not trigger any liability for the holder thereof under Section 409A of the Code.

(x)                                 All Benefit Plans maintained primarily for the benefit of employees outside the United States comply in all material respects with applicable Laws and any such plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, and, as of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to any such Benefit Plan.

(xi)                              There are no outstanding loans by the Company or any of its Subsidiaries to any of their current or former officers, employees or directors, other than loans under any Benefit Plan intended to qualify under Section 401(k) of the Code and routine travel or business expense advances made in the ordinary course of business consistent with past practice.

(xii)                           Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is, in all material respects, in documentary compliance with, and since January 1, 2009 has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided threreunder.

(i)                                     Compliance with Laws; Licenses.  The businesses (including the appointment of Agents) of each of the Company and its Subsidiaries have not, since December 31, 2011, been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, code or ordinance, common law, or any rule, regulation, judgment, order, directive, writ, injunction, decree, arbitration award, agency requirement or published interpretation of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Without limiting the generality of the foregoing, since December 31, 2011, (i) each Company Insurance Subsidiary and, to the knowledge of the Company, its Agents have marketed, sold and issued insurance products in compliance with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been marketed, sold and issued, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Company, the Company has not received since December 31, 2011 any written notice or communication of any material non-compliance with any such Laws (which non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect) that has not been cured as of the date of this Agreement.  Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(j)                                    Material Contracts.

(i)                                     All of the material contracts of the Company and each Company Subsidiary that are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 or specifically referenced by name (and not by category, type or class) in the Company SAP Statements for the year ended December 31, 2014 (the “Material Contracts”) are in full force and effect, except for those for which the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  True and complete copies of all Material Contracts have been made available by the Company to Parent or are filed as exhibits to one or more Company Reports.  Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to the Material Contracts is in breach of or in default under any Material Contracts, and, to the knowledge of the Company, no event has occurred which, with the passage of time and/or the giving of notice, would constitute a default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, except for such breaches and defaults (i) as are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect or (ii) with respect to the Material Contracts listed on Section 5.1(j)(i)(A) of the Company Disclosure Letter, that result from the consummation of the transactions contemplated by this Agreement.  Neither the Company nor any Company

Subsidiary is party to any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any Company Subsidiary or any Affiliate of the Company (including, after the Effective Time, Parent and its Affiliates) (A) to (i) sell any products or services of or to any other Person or (ii) write, bind, renew or otherwise solicit insurance business, (B) to (i) engage in any line of business, (ii) do any business in any geographic location or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any Company Subsidiary or (C) to acquire assets or securities of any other Person (any such contract, a “Restricted Contract”).

(ii)                                  Each Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto (except as may be limited by the Bankruptcy and Equity Exception), except for such failures to be valid and binding as are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.

(k)                                 Real Property.

(i)                                     With respect to real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) (A) the Company or its applicable Subsidiary has good and marketable fee simple (or equivalent) title to such Owned Real Property, free and clear of any Lien, (B) there are no outstanding written agreements or other Contracts, options or rights of first refusal to purchase, exchange, place a Lien against, lease or otherwise transfer such Owned Real Property or any portion of the Owned Real Property or interest therein, and (C) there are no material pending or, to the knowledge of the Company, threatened condemnation or other Proceedings relating to the Owned Real Property, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii)                                  With respect to the real property leased or subleased to the Company or its Subsidiaries, or any part of the Owned Real Property leased or subleased by the Company or its Subsidiaries to a third party, for which the annual base rent is over $200,000, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification, acceleration or repudiation by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(l)                                     Takeover Statutes.  (i) No “fair price,” “moratorium,” or other similar Delaware anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement, and (ii) the Company has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

(m)                             Environmental Matters.  Except for such matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) to the knowledge of the Company, no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) to the knowledge of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third-party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received since December 31, 2011, any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information that have been prepared since December 31, 2011 and are in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

(n)                                 Taxes.  The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or withheld all material Taxes that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to pay or withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; (iii) have paid all deficiencies or assessments in respect of any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; (iv) are not a party to any indemnification, allocation or sharing agreement (other than any such agreement solely among the Company and its Subsidiaries) relating to Taxes (other than any agreement with respect to any third-party financing or entered into in the ordinary course of business); (v) are not liable for Taxes of any person (other than of a member of the affiliated group for United States federal income tax purposes of which the Company is the common parent) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor; (vi) have not, within the past two (2) years, been a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction to which Section 355 of the Code applies; and (vii) have not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations (or any corresponding or similar provision of state, local or foreign Law).  As of the date of this Agreement, (i) there are no pending or, to the knowledge of the Company, threatened (in writing) audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters; (ii) there are no Tax rulings, requests for rulings or closing agreements relating to or with respect to the income and/or assets of the Company or any of its Subsidiaries; (iii) there are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries; and (iv) no claim has ever been made (that has not been resolved) by a Tax authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material taxation by such jurisdiction.  The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2014, 2013 and 2012.  The Company and each of its Subsidiaries have complied with all applicable information and other reporting, withholding and disclosure requirements under the Code or any other applicable foreign, state and local Law, except to the extent that any such failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries have made adequate provision as of March 31, 2015 (in accordance with GAAP and SAP) for any material Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, escheat, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of a similar nature, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

With respect to any reinsurance contracts to which the Company or any of its Subsidiaries is a party, to the knowledge of the Company, no facts, circumstances or basis exists under which the IRS could make any material reallocation, recharacterization or other adjustment under Section 845(a) of the Code, or make any adjustment arising from a determination that any reinsurance contract had or has a significant tax avoidance effect under Section 845(b) of the Code.

(o)                                 Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.  To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries.  The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”).  The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle (i) any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements or (ii) any labor union, works council or other labor organization to any information, consent, bargaining or other rights with respect to the transactions contemplated by this Agreement.  The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(p)                                 Intellectual Property.

(i)                                     Section 5.1(p)(i) of the Company Disclosure Letter contains a true and complete list of (a) all Owned Intellectual Property that is registered or subject to an application for registration, indicating for each item, as applicable, (1) the owner thereof, (2) the registration or application number and (3) the applicable filing jurisdiction, and (b) all Intellectual Property Contracts.  The Company exclusively owns (beneficially, and of record where applicable) all Owned Intellectual Property, free and clear of all encumbrances and licenses (other than non-exclusive licenses granted or, with respect to software, received in the ordinary course of business consistent with past practice), except where the failure to so own such property in such manner would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii)                                  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (A) the Company and/or each Company

Subsidiary owns, or is licensed or otherwise possesses sufficient rights to use, all Intellectual Property used in the business of the Company and the Company Subsidiaries as currently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement; provided that this subsection (A) shall not be construed as a representation or warranty regarding non-infringement of Intellectual Property of any third-party, and (B)  to the knowledge of the Company, all Intellectual Property owned by the Company and/or the Company Subsidiaries is valid and subsisting, (C) there are no written claims, or any litigation, opposition, cancellation, proceeding or objection, with respect to the Owned Intellectual Property currently pending or, to the knowledge of the Company, threatened in writing by any Person, except as may be reasonably be expected during the prosecution of applications for Intellectual Property with a Governmental Entity, (D) to the knowledge of the Company, the conduct of the respective businesses of the Company and each Company Subsidiary and practice or use of the registered Owned Intellectual Property rights have not in the prior two year period infringed or constituted the misappropriation of the Intellectual Property of any third party, and do not currently infringe or constitute the misappropriation of the Intellectual Property of any third party, and (E) to the knowledge of the Company, no Person is infringing or misappropriating any material Owned Intellectual Property right.

(iii)                               Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable measures to maintain, protect and enforce their respective rights in the material Owned Intellectual Property, including the confidentiality of all material Trade Secrets that are included therein.

(iv)                              To the knowledge of the Company, the Company IT Systems are reasonably sufficient for the operation of the respective businesses of the Company and its Subsidiaries as presently conducted.  In the last 12 months, the Company IT Systems have not failed in any material respect such that there has been a material disruption to the Company, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(v)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) the Company and each of its Subsidiaries has implemented commercially reasonable backup, security and disaster recovery technologies and procedures; (b) to the knowledge of the Company, during the past 12 months, (1) no Person has gained unauthorized access to any Company IT System, (2) there has been no unauthorized access to any customer, employee and other personally identifiable information held by the Company or any of its Subsidiaries, and (3) the information and data processed and/or stored by the Company or any of its Subsidiaries in connection with the operation of its business has not been corrupted or compromised; and (c) to the knowledge of the Company, the Company IT Systems are free from any material defects, viruses, worms and other malware.

(vi)                              For purposes of this Agreement, the following terms have the following meanings:

“Company IT Systems” means all information and communications technologies, including hardware, software, networks, routers, hubs, switches, data, data communications lines, and other information technology equipment and documentation associated with any of the foregoing used by the Company or any of its Subsidiaries in its business as operated by it during the 12 -month period prior to the date of this Agreement.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewal applications, and including renewals, extensions, re-examinations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) and the rights to sue for and remedies against past, present and future infringements of, any or all of the foregoing, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide.

“Intellectual Property Contract” shall mean any material Contract (i) under which the Company or any of its Subsidiaries, as applicable, receives a license for any Intellectual Property of any third Person, other than any Contract granting a non-exclusive license to non-custom software that is generally available on a commercial basis from third Persons on standardized terms or is otherwise subject to a “shrink-wrap” or “click-through” license agreement; (ii) under which the Company or any of its Subsidiaries, as applicable, has transferred, assigned or licensed to any third Person any Intellectual Property (other than non-exclusive licenses granted to customers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice); or (iii) providing for the development of any Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries, in each case ((i), (ii) and (iii)), to the extent such Intellectual Property is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Owned Intellectual Property” means all Intellectual Property owned or held exclusively, or purported to be owned or held exclusively, by the Company or its Subsidiaries.

(q)                                 Insurance Maintained by the Company.  All material fire and casualty, general liability, business interruption, product liability, directors and officers, errors and omissions, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (including all supplements, endorsements, riders and ancillary agreements in connection therewith, “Insurance Policies”) are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets which are typically insured against by Persons engaged in similar business, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(r)                                    Insurance Matters.

(i)                                     To the knowledge of the Company, and, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, since January 1, 2014 at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third party administrator, distributor, broker, employee or other Person authorized to sell, produce, manage or administer products on behalf of any Company Insurance Subsidiary (“Agent”) wrote, sold, produced, managed, administered or procured business for a Company Insurance Subsidiary, such Agent was, at the time the Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced.  Each of the Contracts between a Company Insurance Subsidiary and any Agent who has sold, underwritten, produced, managed, administered or issued business for or on behalf of such Company Insurance Subsidiary since January 1, 2013 is valid, binding and in full force and effect in accordance with its terms, except such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Agent individually accounting for 1% or more of the total gross GAAP premiums of all Company Insurance Subsidiaries for the year ended December 31, 2014 has indicated to the Company or any Company Insurance Subsidiary that such Agent will be unable or unwilling to continue its relationship as an Agent with any Company Insurance Subsidiary within twelve months after the date of this Agreement.  To the knowledge of the Company, as of the date of this Agreement, no Agent has been since January 1, 2013, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to such Agent’s writing, sale, management, administration or production of insurance or other business for any Company Insurance Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Agent was appointed by the Company or Company Insurance Subsidiary in compliance with applicable Law and all processes and procedures undertaken with respect of such Agent were undertaken in compliance with applicable Law.

(ii)                                  Prior to the date of this Agreement, the Company has delivered or made available to Parent a true and complete copy of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary since January 1, 2014, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”).  To the knowledge of the Company, each Company Actuarial Analysis was based, in all material respects, upon an accurate inventory of policies relevant to such Company Actuarial Analysis in force for the Company Insurance Subsidiaries at the relevant time of preparation.

(iii)                               The Company and the Company Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions (including without limitation any sales material) required to be filed by any of them with any Insurance Regulator since January 1, 2014 in the manner prescribed by applicable Laws and Licenses, and all such reports, registrations, filings and submissions were in compliance in all material respects with applicable Laws and Licenses when filed or as amended or supplemented, and no deficiencies have been asserted in writing by any such Insurance Regulator with respect to such reports, registrations, filings or submissions that have not been remedied, except where such failure to file, non-compliance or deficiencies would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv)                              Neither the Company nor any Subsidiary of the Company is a party to any written agreement, consent decree, stipulation or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist, injunction or other order, award or directive by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of the business of the Company or any of its Subsidiaries, or to the knowledge of the Company relates to any Company Insurance Subsidiary’s capital adequacy or risk management policies, nor has the Company or any Subsidiary of the Company been advised in writing by any Governmental Entity since December 31, 2011 that it is contemplating any such undertakings.

(v)                                 The Company and the Company Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, and all contracts, agreements, arrangements and transactions in effect between any Company Insurance Subsidiary and any Affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, except where the failure to make any such notices, submissions, reports, or other filings, or any non-compliance with such statutes, would not reasonably be expected to result in a Material Adverse Effect.

(vi)                              The Company and its Subsidiaries have established, and are in compliance in all material respects with, written privacy policies applicable to the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients, except where any non-compliance with such privacy policies would not reasonably be expected to result in a Material Adverse Effect.

(s)                                   Reinsurance and Coinsurance.

(i)                                     To the knowledge of the Company, all reinsurance or coinsurance, ceded or assumed, treaties or agreements, including retrocessional agreements, under which any Company Insurance Subsidiary has any material existing rights, obligations or liabilities (including all amendments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto, “Reinsurance Agreements”) are, as of the date of this Agreement, in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Section 5.1(s)(i) of the Company Disclosure Letter contains a correct and complete list of all Reinsurance Agreements that are in force as of the date of this Agreement and under which the Company Insurance Subsidiaries have ceded or retroceded risks during the three-year period prior to the date of this Agreement.

(ii)                                  Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to a Reinsurance Agreement, is in breach of or in default under any Reinsurance Agreement, and, to the knowledge of the Company, no event has occurred which, with the passage of time and/or the giving of notice, would constitute a default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, except for such breaches and defaults as are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect. The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby will not violate, or result in a right to terminate, recapture, rescind or modify, any Reinsurance Agreement or any coverage provided by any party thereto.

(iii)                               In those instances in which a Company Insurance Subsidiary is a cedent, neither the Company nor such Company Insurance Subsidiary has received any written notice that the financial condition of any other party to any Reinsurance Agreement is impaired with the result that a material default thereunder may be reasonably anticipated, except in those instances in which such default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and, to the knowledge of the Company, no counterparty to a Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, receivership or similar proceeding.

(iv)                              Each Reinsurance Agreement is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto (except as may be limited by the Bankruptcy and Equity Exception), except for such failures to be valid and binding as are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.

(v)                                 Each Company Insurance Subsidiary was entitled to take the credit that was taken by it in its Company SAP Statements pursuant to applicable Laws for all reinsurance and coinsurance ceded pursuant to any Reinsurance Agreement to which such Company Insurance Subsidiary was a party as of the date of the applicable Company SAP Statement. With respect to any Reinsurance Agreement for which any Company Insurance Subsidiary is taking credit on its most recent Company SAP Statements or has taken credit on any of its Company SAP Statements from and after January 1, 2014, (i) there has been no separate written or oral agreements between such Company Insurance Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring to reinsurance contracts that are specifically defined in any such Reinsurance Agreement, (ii) for each currently in-force Reinsurance Agreement for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, to the extent required by SAP, is available for review by the respective domiciliary Insurance Regulator for each of the Company Insurance Subsidiaries, (iii) each Company Insurance Subsidiary complies and has complied from and after January 1, 2014 in all material respects with the applicable requirements of SAP related to the credit taken and (iv) each Company Insurance Subsidiary has and has had from January 1, 2014 appropriate controls in place to monitor the use by it of reinsurance and comply with the provisions of SAP that are relevant to such use.

(vi)                              Since January 1, 2013, none of the Company or the Company Insurance Subsidiaries has received written notice from any counterparty to a Reinsurance Agreement that any amount of reinsurance ceded by a Company Insurance Subsidiary will be uncollectible or otherwise defaulted upon or that there is a dispute with respect to any amounts recoverable or payable by the Company or a Company Insurance Subsidiary pursuant to such Reinsurance Agreement.

(t)                                    Forms and Rates.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) to the knowledge of the Company, all insurance contracts, policies, binders, slips, certificates and other agreements of insurance (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) issued by the Company Insurance Subsidiaries and any and all marketing materials related thereto are, to the extent required under applicable Laws, on forms approved by the applicable Governmental Entity that have been filed and, as appropriate, either approved or not objected to by such Governmental Entity within the period provided for objection (the “Forms”) and such Forms comply with the Laws applicable thereto; (ii) with respect to premium rates established by the Company Insurance Subsidiaries that are required to be filed with or approved by the applicable Governmental Entity, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Laws applicable thereto; and (iii) all such insurance contracts, policies and marketing materials comply with applicable Laws and have been administered by the Company Insurance Subsidiaries in accordance with applicable Laws and the terms of the applicable insurance contracts.

(u)                                 Reports of Examination.  The Company has made available to Parent with respect to the Company Insurance Subsidiaries any material reports of examination (including financial, underwriting, claims, market conduct and similar examinations) issued (whether in draft, preliminary or final form) by any Governmental Entity since December 31, 2011.  None of the Governmental Entities that noted any deficiencies or violations in such examination reports has advised the Company or the applicable Company Insurance Subsidiary of any intention to commence any regulatory proceeding or to otherwise take disciplinary action against such Company Insurance Subsidiary based upon such deficiencies or violations.  The Company has made available to Parent a true, correct and complete list of all reports of examination (including financial, underwriting, claims, market conduct and similar examinations) that are currently pending or in progress as of the date of this Agreement by any Governmental Entity relating to any Company Insurance Subsidiary.

(v)                                 Investment Assets.  The Company has provided to Parent prior to the date hereof a true and complete list of all securities and investment assets, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnerships, joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives (collectively, the “Investment Assets”) carried on the books and records of the Company and its Subsidiaries as of March 31, 2015, with information included therein as to the book value of each such Investment Asset and the market value thereof as of March 31, 2015 (whether or not required by GAAP or SAP to be reflected on a balance sheet), and copies of the investment guidelines of each Company Insurance Subsidiary as in effect as of the date of this Agreement.  Except as set forth on Section 5.1(v) of the Company Disclosure Letter, as of the date hereof, all such Investment Assets that continue to be held by the Company and its Subsidiaries comply in all material respects with such investment guidelines and in all material respects with all applicable Laws.  As of the date of this Agreement, there has been no material change in the overall composition of the Investment Assets held by the Company and its Subsidiaries since March 31, 2015.  As of the date hereof, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens other than Liens created or incurred in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations consistent with past practice. The Investment Assets held by each Company Insurance Subsidiary that were listed as admitted assets on such Company Insurance Subsidiary’s statutory statements as of March 31, 2015 were qualified or eligible to be admitted assets of such Company Insurance Subsidiary under applicable Insurance Laws.

(w)                               Investment Advisor.  Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under applicable Laws to be an “investment advisor” as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940.  Neither the Company nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940.

(x)                                 Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Goldman Sachs as its financial advisor, and in that connection has agreed to pay Goldman Sachs a fee upon closing of the Merger pursuant to an engagement letter (a true and complete copy of which has been provided to Parent prior to the date of this Agreement).  The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Goldman Sachs is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

Section 5.2.                                 Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

(a)                                 Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.  Parent has made available to the Company a complete and correct copy of the certificates of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b)                                 Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken, and has caused its Subsidiaries to take, all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent’s wholly owned Subsidiary that will be the direct stockholder of Merger Sub as the sole stockholder of Merger Sub (which adoption shall be effected by written consent immediately following the execution of this Agreement), and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)                                  Governmental Filings; No Violations; Etc.

(i)                                     Other than (A) the filings and/or notices pursuant to Section 1.3, (B)  a filing under the HSR Act and expiration of the related waiting period, (C) the filings, notices and/or approvals under all applicable Insurance Laws identified on Section 5.2(c)(i)(C) of the letter, dated the date of this Agreement, delivered to the Company by Parent in connection with the execution of this Agreement (the “Parent Disclosure Letter”), (D) the filings, notices and/or approvals relating to antitrust or anticompetition Law set forth on Section 5.2(c)(i)(D) of the Parent Disclosure Letter, and (E) an approval application to and a notification filing with the Japan Financial Services Agency (the “JFSA”) by Parent and its Affiliates, and approval of the JFSA (collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent (or its wholly owned Subsidiary that will be the direct stockholder of Merger Sub) or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent (or its wholly owned Subsidiary that will be the direct stockholder of Merger Sub) or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.  As of the date of this Agreement, Parent has a reasonable basis to believe that the Parent Approvals set forth on Section 7.1(d) of the Parent Disclosure Letter will be obtained prior to the Termination Date.

(ii)                                  The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificates of incorporation or by-laws or comparable governing instruments of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d)                                 Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.  As of the date of this Agreement, no Order of any Governmental Entity that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement is outstanding against Parent or Merger Sub.

(e)                                  Available Funds.  Parent has available to it, and as of the Closing will have available to it, all funds necessary for the payment to the Paying Agent of the Aggregate Merger Consideration, for the funding, subject to Section 4.2(a), of amounts necessary to pay the Aggregate Stock Award Consideration and to satisfy all of the obligations of Parent and Merger Sub under this Agreement and otherwise in connection with the transactions contemplated by this Agreement.

(f)                                   Capitalization of Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g)                                  Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(h)                                 Finders’ Fees.  Except for Credit Suisse and Evercore Partners, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

Section 6.1.                                 Interim Operations.

(a)                                 The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws or a Governmental Entity, it will use commercially reasonable efforts to cause its business and the business of its Subsidiaries to be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, third-party payors, agents, distributors, creditors, lessors, employees, reinsurers, Agents, rating agencies and business associates and use commercially reasonable efforts to keep available the services of its and its Subsidiaries’ present employees, reinsurers, Agents, rating agencies and agents.  Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as required by applicable Laws or a Governmental Entity or as otherwise expressly required or permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned) or (C) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i)                                     adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii)                                  merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii)                               acquire assets from any other Person with a value or purchase price in the aggregate in excess of $5,000,000 in any transaction or series of related transactions, other than (A) acquisitions pursuant to Contracts in effect as of the date of this Agreement and (B) acquisitions of Investment Assets in the ordinary course of the

Company’s or any of its Subsidiaries’ investment operations that are in accordance with the investment guidelines as in effect as of the date of this Agreement of the Company or such Subsidiary, as applicable;

(iv)                              issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than issuances in connection with the exercise or settlement of Stock Awards outstanding as of the date of this Agreement in accordance with their terms;

(v)                                 create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $1,000,000, other than Liens created or incurred in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations consistent with past practice;

(vi)                              make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $5,000,000 in the aggregate, other than loans, advances, guarantees or capital contributions to or investments in any Person made in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations consistent with past practice;

(vii)                           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary, and (B) regular quarterly cash dividends with respect to Shares not in excess of $0.295 per share, per quarter (with the timing of declaration, record and payment dates thereof consistent with past practice), or enter into any agreement with respect to the voting of its capital stock;

(viii)                        reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except for any such transactions with regard to and among any of the wholly owned Subsidiaries of the Company;

(ix)                              incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (x) indebtedness owed by the Company or any of its Subsidiaries to the Company or any of its wholly owned Subsidiaries, and (y) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice (A) not to exceed $5,000,000 in the aggregate, (B) in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (C) under the Company’s existing revolving loan facility, and (z) guarantees incurred by the Company of indebtedness of wholly owned Subsidiaries of the Company;

(x)                                 except as set forth in the capital budgets set forth in Section 6.1(a)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditures in excess of $5,000,000 in the aggregate during any 12 month period;

(xi)                              (A) enter into any Contract that would have been a Restricted Contract had it been entered into prior to this Agreement, or (B) other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xii)                           make any changes with respect to accounting policies or procedures, except as required by changes in GAAP, SAP or by applicable Laws;

(xiii)                        settle any litigation or other proceedings before a Governmental Entity that would require payment by the Company or any of its Subsidiaries of an amount that, or the incurrence by the Company or any of its Subsidiaries of an obligation or liability of an amount that, (x) is not subject to indemnification from a third party and (y) is in excess of $5,000,000 individually or $7,500,000 in the aggregate, other than (A) ordinary course policy claim matters for amounts that are within policy limits, (B) the payment, discharge or satisfaction of obligations or liabilities in accordance with the terms of Contracts in effect as of the date of this Agreement, (C) settlement of any liability for which reserves with respect to such liability that are equal to or less than the amount of such settlement have been established on the Company’s financial statements included in the Company Reports, or (D) Stockholder Litigation (which shall only be settled in accordance with the terms of Section 6.5(b) and Section 6.16);

(xiv)                       (A) amend or modify in a manner adverse to the Company any Restricted Contract, (B) except in the ordinary course of business consistent with past practice, amend, modify or terminate any Material Contract, or (C) other than with respect to any debts, claims or rights owed by the Company or any of its Subsidiaries, on the one hand, to the Company or any of its Subsidiaries, on the other hand, cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $1,000,000;

(xv)                          make, change or revoke any material Tax election, file any amended Tax Return, change or consent to any change in any method of accounting for Tax purposes, enter into or agree to any private letter ruling, closing agreement or similar ruling or agreement with any Tax authority, extend the statute of limitations for any material taxable period, settle any Tax claim or assessment, or surrender any right to claim a refund of Taxes;

(xvi)                       transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (A) except in the ordinary course of business consistent with past practice, any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, other than pursuant to Contracts in effect prior to the date of this Agreement or (B) any capital stock of any of its Subsidiaries;

(xvii)                    except as required pursuant to existing binding agreements in effect prior to the date of this Agreement or any Benefit Plans set forth on Section 5.1(h)(i) of the Company Disclosure Letter, (A) grant, provide or promise to grant or provide any severance, retention, termination or similar payments or benefits to any director or Employee, (B) increase or promise to increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to, any director or Employee, other than issuances in connection with the exercise or settlement of Stock Awards outstanding as of the date of this Agreement in accordance with their terms, (C) except as set forth in Section 4.3 hereof, establish, adopt, amend or terminate any Benefit Plan, amend the terms of any outstanding Stock Awards, or other awards or grant any new awards of compensation or benefits, (D) except as set forth in Section 4.3 hereof, take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan, or change the manner in which contributions to such plans are made or the basis on which such contributions are determined; (F) forgive or promise to forgive any loans to directors or Employees or (G) hire any employee or engage any independent contractor who is a natural person with an annual salary or wage rate or consulting fee in excess of $250,000;

(xviii)                 permit any participant in the ESPP to increase his or her payroll deductions during the offering period in effect as of the date hereof or permit any employee who is not a participant in the ESPP as of the date hereof to participate in the ESPP;

(xix)                       become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xx)                          (A) grant, extend, amend (except as required in the diligent prosecution of the Owned Intellectual Property), waive or modify any material rights in or to, nor sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any material Owned Intellectual Property, other than in the ordinary course of business consistent with past practice, (B) fail to diligently prosecute the Company’s and its Subsidiaries’ material patent applications, if any, other than in the ordinary course of business consistent with past practice or (C) fail to exercise a right of renewal or extension under any material Intellectual Property Contract, other than in the ordinary course of business consistent with past practice;

(xxi)                       except in the ordinary course of business consistent with past practice and except between or among the Company and its Subsidiaries, enter into any new

Reinsurance Agreement or other reinsurance transaction; it being understood that nothing in this subsection (xxi) shall restrict or prohibit the Company or any of its Subsidiaries from modifying, terminating or extending, in the ordinary course of business consistent with past practice, any Reinsurance Agreement that is in effect as of the date of this Agreement;

(xxii)                    make any filings with any Governmental Entity relating to the withdrawal or surrender of any License held by the Company or any of its Subsidiaries, or the withdrawal by any of the Company or any of its Subsidiaries from any lines or kinds of business;

(xxiii)                 adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of a Company Insurance Subsidiary;

(xxiv)                except in the ordinary course of business consistent with past practice, alter or amend in any material respect any existing underwriting, reserving, hedging, marketing, pricing, risk management, reinsurance, claim handling, loss control, investment, actuarial practice guideline or policy of the Company or any Company Insurance Subsidiary, or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP, applicable SAP, any Governmental Entity or applicable Laws; or

(xxv)                   agree, authorize or commit to do any of the foregoing.

(b)                                 Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement, including taking any action that would (i) result in any of the conditions to the Merger set forth in Article VII not being satisfied, (ii) materially adversely affect the ability of the parties to obtain any of the Parent Approvals or (iii) significantly increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 6.2.                                 Acquisition Proposals.

(a)                                 No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it and its Subsidiaries shall, and the Company shall use its commercially reasonable efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly, nor shall it authorize any of the officers and directors of it or its Subsidiaries to:

(i)                                     initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii)                                  engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal, or provide any non-public information or data to any Person that has made, or to the knowledge of the Company is reasonably likely to make or is considering (in each case whether alone or as part of a group), an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 6.2.

Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, (A) the Company may (1) provide information and data in response to a request therefor by a Person who has made an unsolicited written Acquisition Proposal that the Board of Directors of the Company reasonably believes to be credible if the Company receives from the Person so requesting such information or data an executed confidentiality agreement on terms relating to confidentiality not less restrictive to the other party than those contained in the Confidentiality Agreement (provided that such executed confidentiality agreement need not prohibit the making, or amendment, of any Acquisition Proposal to the Company); and promptly discloses (and, if applicable, provides copies of) any such information and data to Parent to the extent not previously provided to Parent or (2) engage in or otherwise participate in any discussions or negotiations with any Person who has made such an unsolicited written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (1) or (2) above, the Board of Directors of the Company determined in good faith, based on the information then available and after consultation with its financial advisor and outside counsel, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws; and (B) the Board of Directors of the Company may approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal described in clause (A) above if and only to the extent that the Board of Directors of the Company has determined in good faith, based on the information then available and after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws.

(b)                                 Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries with any Person other than the Company or any of its Subsidiaries, Parent, Merger Sub or any controlled Affiliate thereof (a “Third Party”), or (ii) any proposal or offer by any Third Party for an acquisition, which, if consummated, would result in such Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or 20% or more of the consolidated total assets (including equity securities of any Subsidiary of the Company) of the Company and the Company Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited Acquisition Proposal that would result in any Third Party (or the stockholders of a Third Party) becoming the beneficial owner (or owners), directly or indirectly, of (i) more than 50% of the assets (on a consolidated basis) or (ii) more than 50% of the total voting power and more than 50% of the number of outstanding Shares of the Company (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity) that the Board of Directors of the Company has determined in its good faith judgment (x) would result in a transaction that, if consummated, would be more favorable to the stockholders of the Company than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement) and the time likely to be required to consummate such Acquisition Proposal, and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, including the likelihood of termination and the existence of a financing contingency.

(c)                                  No Change in Recommendation or Alternative Acquisition Agreement.

(i)                                     Subject to Section 6.2(d), the Board of Directors of the Company and each committee of the Board of Directors of the Company shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger, or approve, recommend or otherwise declare advisable (or publicly propose to approve or recommend) any Acquisition Proposal (any of the foregoing, a “Change in Company Recommendation”).

(ii)                                  Subject to the termination right contemplated by Section 8.3(b), the Company shall not, and the Board of Directors of the Company shall not cause or permit the Company to, and the Company shall not cause or permit any Company Subsidiary to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for confidentiality agreements permitted under Section 6.2(a)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d)                                 Change in Company Recommendation.  Notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors of the Company may, prior to but not after the time the Requisite Company Vote is obtained, make a Change in Company Recommendation if the Board of Directors of the Company has determined in good faith, based on the information then available and after consulting with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws; provided that the Board of Directors of the Company may not take any such action, unless (1) if such Change in Company Recommendation is in connection with an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal, (2) prior to making such Change in Company Recommendation, the Company provides prior written notice to Parent at least five (5) Business Days in advance (the “Change in Recommendation Notice Period”) of its intention to take such action, which notice shall, in the case of a Superior Proposal, specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal) and attach the most current version of any documents evidencing such Superior Proposal, and any material modifications to any of the foregoing, and, in any other case, specify in reasonable detail the reasons for such action, and (3) during the Change in Recommendation Notice Period, the Company shall, and shall cause its financial advisor and outside counsel to, negotiate with Parent in good faith should Parent propose to make such adjustments in the terms and conditions of this Agreement to obviate the need for a Change in Company Recommendation (as determined in the good faith judgment of the Board of Directors of the Company after taking into account any such amendments that Parent shall have agreed to make prior to the end of the Change in Recommendation Notice Period); it being understood that any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal, including for purposes of the Change in Recommendation Notice Period.

(e)                                  Certain Permitted Disclosure.  Nothing contained in this Agreement shall be deemed to prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; (ii) making any disclosure to the Company’s stockholders if, after consultation with its outside legal counsel, the Company determines that such disclosure would be required under applicable Laws; or (iii) informing any Person of the existence of the provisions contained in this Section 6.2.

(f)                                   Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, solicitations, discussions or negotiations with any parties conducted heretofore by the Company, its Subsidiaries or any Representatives of the Company or its Subsidiaries with respect to any Acquisition Proposal.  The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement, in connection with its consideration of acquiring it or any of its Subsidiaries, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(g)                                  Notice.  The Company agrees that it will promptly (and, in any event, within two (2) Business Days) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any information or data in connection with an Acquisition Proposal is requested from, or any discussions or negotiation in connection with an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

Section 6.3.                                 Proxy Filing; Information Supplied.  The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”).  The Company agrees, as to it and its Subsidiaries, that (i) the form of the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement (which, for this purpose, excludes any information supplied by or on behalf of Parent or Merger Sub) will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.4.                                 Stockholders Meeting.  The Company will take, in accordance with applicable Laws and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement, to consider and vote upon the adoption of this Agreement, and shall not postpone or adjourn such meeting, except to the extent required by Law or as approved in writing by Parent; provided that the Company may postpone or adjourn such meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Stockholders Meeting, (ii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (iii) until the sixth (6th) Business Day after the expiration of any Change in Recommendation Notice Period or Termination Notice Period.  Subject to Section 6.2 hereof, the Board of Directors of the Company shall recommend such adoption and shall use its reasonable best efforts to solicit such adoption of this Agreement.

Section 6.5.                                 Filings; Other Actions; Notification.

(a)                                 Proxy Statement.  The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement.  The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b)                                 Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and documents (and in any event no later than the time required by applicable Laws) and to obtain as promptly as practicable all consents, registrations, waivers, orders, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity

(including, for the avoidance of doubt, all of the Company Approvals and the Parent Approvals) in order to consummate the Merger or any of the other transactions contemplated by this Agreement.  Notwithstanding the foregoing, each of Parent and the Company shall, in consultation and cooperation with the other and as promptly as practicable following the date of this Agreement, file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form, if any, required under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) all appropriate documents, forms, filings or submissions required under any other applicable Laws relating to antitrust or anti-competition matters or to the restraint of trade, (iii) all required approval applications to and notification filings with the JFSA and (iv) with applicable Insurance Regulators, all documents, forms, filings or other submissions required under applicable Insurance Laws, in each case with respect to the transactions contemplated by this Agreement.  Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity relating to the Parent Approvals consistent with its obligations hereunder; provided that, subject to applicable Laws relating to the sharing of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other and consider in good faith the views of the other in connection with, all of the material information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement).  The Company and Parent each shall (subject to applicable Laws and the fiduciary duties of their directors) consult with each other concerning the conduct of the defense of, and the Company and Parent each shall have the right to participate in any settlement discussions regarding, any Proceedings arising in connection with the execution, announcement, delivery or performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable.

(c)                                  Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d)                                 Status.  Subject to applicable Laws and except as otherwise provided by Section 6.2, and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Except as otherwise provided by Section 6.2, the Company and Parent shall give prompt notice to the other party of any change, fact or condition that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, in the case of the Company, or would prevent, materially delay or materially impair Parent or its Subsidiaries’ ability to consummate the Merger, in the case of Parent, or of any failure of any condition to the other party’s obligations to effect the Merger. Neither the Company nor Parent shall permit any of its officers or any other Representatives or agents to participate in any live or telephonic meeting with any U.S. Governmental Entity in respect of any filings, investigation or other inquiry (other than for routine or administrative matters) relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by Law or by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e)                                  Resolution of Objections.  If any objections are asserted with respect to the transactions contemplated hereby under any applicable Laws or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Laws, each of the Company, Merger Sub and Parent shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such applicable Laws so as to permit consummation of the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement, it being understood and agreed that “reasonable best efforts” will be deemed to include, subject to the next sentence, complying with any requirements of applicable Law or of any Governmental Entity that may arise or be imposed in connection with resolving such objections or challenge. Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing in this Agreement shall require, or be construed to require Parent or the Company or any of their respective Affiliates, in order to obtain any Company Approval or Parent Approval (other than any approval from the JFSA) or otherwise, to (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate, or (B) propose, negotiate or offer to effect, or consent or commit to, any arrangement that would require or involve such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates), or (ii) take or agree to take any other action or agree or consent to any limitations, conditions or restrictions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates) if the limitations, conditions, restrictions or actions of the type described in clauses (i) and (ii), individually or in the aggregate, would or would reasonably be expected to result (x) in the case of the Company and its Subsidiaries, in a Material Adverse Effect, or (y) in the case of the Parent and its Subsidiaries, in a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries (not including the Company and its Subsidiaries) taken as a whole (each, a “Negative Regulatory Action”).

Section 6.6.                                 Access and Reports.  Subject to applicable Laws, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s and/or its Subsidiaries’ officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the

Company herein; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries.  All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company.  All such information shall be governed by the terms of the Confidentiality Agreement.

Section 6.7.                                 Stock Exchange Delisting.  The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be listed on the NYSE and to be deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.8.                                 Publicity.  The initial press release regarding the Merger shall be a joint press release and, thereafter, the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with, or rules of, any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, or as contemplated by Section 6.2.

Section 6.9.                                 Employee Benefits.

(a)                                 From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor all Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time. Without limiting the foregoing, Parent shall or shall cause the Surviving Corporation to provide, during the period commencing at the Effective Time and ending on the later of (x) the twelve (12) month anniversary of the Effective Time and (y) December 31, 2016 (the “Protected Period”), to each employee of the Company and its Subsidiaries as of the Effective Time (each, a “Continuing Employee”) with (i) base salary or regular wages and short-term incentive compensation opportunities (including cash incentive opportunities of equivalent value with respect to any short-term incentive, or portion thereof, that is paid in the form of equity) that, in each case, are no less favorable than those provided to the Continuing Employee as of immediately prior to the Effective Time and (ii) pension, welfare and fringe benefits that are no less favorable in the aggregate than those provided to the Continuing Employee as of immediately prior to the Effective Time. Any other provision of this Agreement to the contrary notwithstanding, Parent shall or shall cause the Surviving Corporation to provide to each Continuing Employee whose employment terminates during the Protected Period severance benefits that are no less favorable than the severance benefits provided to the Continuing Employee under the Company’s and its Subsidiary’s severance arrangements in effect immediately prior to the Effective Time.  To the extent applicable, Parent shall cause any employee benefit plans that the employees of the Surviving Corporation and its Subsidiaries are entitled to participate in after the Effective Time to take into account for purposes of eligibility, vesting, and level of benefits (other than with respect to determining the level of benefits under a defined benefit pension plan), thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service with the Company and its Subsidiaries as if such service were with the Surviving Corporation, to the same extent such service was credited under a comparable plan of the Company or the applicable Subsidiary. With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) adopted by the Surviving Corporation after the Effective Time, Parent shall cause to be waived any restrictions with respect to any pre-existing condition, actively at work requirements and waiting periods (except to the extent such restrictions were applicable and not satisfied by the Continuing Employee as of the Effective Time under the Company’s or any of its Subsidiaries’ then current welfare benefit plan), and any eligible expenses incurred by any Continuing Employees and their respective covered dependents during the portion of the plan year prior to the commencement of participation by any Continuing Employee (or covered dependent) shall be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Person for the applicable plan year as if such amounts had been paid in accordance with such plan.

(b)                                 Prior to the Effective Time, if requested by Parent in writing at least twenty (20) Business Days prior to the Effective Time, to the extent permitted by applicable Laws and the terms of the applicable plan or arrangement, the Company shall cause to be amended the Benefit Plans to the extent necessary to provide that no employees of Parent and its Subsidiaries (excluding the Company and its Subsidiaries) shall commence participation therein following the Effective Time, unless the Parent explicitly authorizes such participation.

(c)                                  If the Effective Time occurs prior to the time that the Company makes annual short-term incentive payments in respect of 2015 performance, Parent shall or shall cause the Surviving Corporation to make such payments in the ordinary course of business consistent with past practice.

(d)                                 Prior to making any material written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication (provided that Parent shall review and comment promptly), and the Company shall consider in good faith Parent’s comments on such communications.

(e)                                  Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan; (ii) give any third party any right to enforce the provisions of this Section 6.9; or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (x) maintain any Benefit Plan or any other particular compensation or benefit plan, program, arrangement, policy or understanding, or (y) retain the employment of any particular Employee.

Section 6.10.                          Expenses.  Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this

Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 6.11.                          Director and Officer Indemnification and Liability Insurance.

(a)                                 From and after the Effective Time, each of Parent and the Surviving Corporation shall jointly and severally, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Laws (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Laws; provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each then present or former director or officer of the Company and/or any of the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, or relating to the enforcement of this provision or any other indemnification, exculpation or advancement right of any Indemnified Party, and pertaining to the fact that the Indemnified Party is or was a director or officer of the Company or its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time.

(b)                                 As of the Effective Time, the Company shall have purchased (provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing, other than any such amounts advanced by Parent to the Company prior to the due date for the payment of such amounts), and, following the Effective Time, the Surviving Corporation shall maintain, a tail policy to the current policies of directors’ and officers’ liability insurance maintained on the date of this Agreement by the Company (collectively, the “Current Policy”) from an insurance carrier rated at least “A+” by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of the Company Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous to the covered persons in the aggregate than the coverage currently provided by, the Current Policy; provided, however, that in no event shall the Company expend an aggregate amount to purchase such tail policy that would be in excess of an amount equal to 300% of the annual premium currently paid by the Company under the Current Policy (the “Insurance Amount”); provided, however, that, if the cost of such tail policy would exceed the Insurance Amount, the Company shall be obligated to purchase, and the Surviving Corporation shall be obligated to maintain, a tail policy with the greatest coverage available for a cost not exceeding the Insurance Amount.

(c)                                  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume, honor and comply with the obligations set forth in this Section 6.11.  The agreements and covenants contained herein shall not be deemed to be exclusive of, and are in addition to, any other rights to which any such present or former director or officer is entitled, whether pursuant to the DGCL, the certificate of incorporation or the by-laws of the Company, contract or otherwise.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under any such policies.  The provisions of this Section 6.11 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and his or her heirs.  The obligations of Parent and the Surviving Corporation under this Section 6.11 will not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party, it being expressly agreed that the Indemnified Parties are third party beneficiaries of this Section 6.11.

Section 6.12.                          Other Actions by the Company.

(a)                                 Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and use commercially reasonable efforts to take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise use commercially reasonable efforts to attempt to eliminate or minimize the effects of such Takeover Statute on such transactions.

(b)                                 Section 16 Matters.  Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 6.13.                          Parent Vote.  Immediately after the execution and delivery of this Agreement, Parent shall execute and deliver, in its capacity as the sole stockholder of Merger Sub, a written resolution adopting this Agreement and approving the Merger and the other transactions contemplated by this Agreement.

Section 6.14.                          Pre-Closing Restructuring.  Section 6.14 of the Company Disclosure Letter lists Company Subsidiaries that are no longer doing business (other than any such Subsidiary that continues to service, or has continuing liabilities with respect to, a run-off block of business) (each, a “Dormant Subsidiary”).  After the date of this Agreement, if Parent provides a written request, the Company will use its commercially reasonable efforts to cause each of the Dormant Subsidiaries identified in Parent’s request to be liquidated or dissolved (as specified in Parent’s request) immediately prior to the Effective Time; provided that in no event shall the Company be required to effect any such liquidation or dissolution (a) if such action would reasonably be expected to prevent or materially impair or delay the Merger, (b) if Parent fails to deliver its written request therefor sufficiently in advance of the Effective Time such that it is not reasonably practicable for such liquidation or dissolution to be effective immediately prior to the Effective Time, taking into account any filing and/or approval requirements under applicable Laws, reasonable preparation and documentation time and such other factors as the Company reasonably determines are relevant or (c) until immediately prior to the Closing on the Closing Date.

Section 6.15.                          Investments.  Promptly after the date of this Agreement, the Company shall provide Parent a list of the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person that consists of 15% or more of the outstanding equity interests (or securities convertible into or exercisable for equity interests) of such Person.  The Company agrees that it will promptly notify Parent of any other investment that consists of 15% or more of the outstanding equity interests (or securities convertible into or exercisable for equity interests) of any Person that is not set forth in the list delivered to Parent pursuant to this Section 6.15.

Section 6.16.                          Stockholder Litigation.  Without limiting any other provision hereof, the Company will (a) promptly advise Parent of any proceeding, suit or action commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any holder of Shares (on their own behalf or on behalf of the Company) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Stockholder Litigation”), (b) keep Parent reasonably informed regarding any such Stockholder Litigation, (c) give Parent the opportunity to participate in such Stockholder Litigation, consult with counsel to the Company regarding the defense or settlement of any such Stockholder Litigation and consider in good faith Parent’s views with respect to such Stockholder Litigation and (d) not settle any Stockholder Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.17.                          Senior Notes.  If requested by Parent, and subject to applicable Laws and Contracts, the Company shall use its reasonable best efforts to cooperate with Parent’s efforts to arrange for the satisfaction and discharge by Parent of the Company’s 6.30% Senior Notes due 2019 (the “Senior Notes”) at Closing, it being understood that Parent shall irrevocably deposit or cause to be irrevocably deposited (including by means of the Company at Closing) with the trustee at Closing the funds needed to satisfy and discharge the Senior Notes.  If the Senior Notes remain outstanding as of the Effective Time, the Surviving Corporation shall, as of the Effective Time, enter into a supplemental indenture pursuant to the terms of the Fourth Supplemental Indenture, dated as of November 16, 2009, by and between the Company and U.S. Bank, National Association, as trustee (the “Senior Notes Indenture”), containing such provisions as may be required or advisable as a result of the Merger and, in particular, providing for the assumption by the Surviving Corporation of the Company’s obligations under the Senior Notes Indenture and the Senior Notes following the Effective Time.

Section 6.18.                          Pre-Closing Capital Certification.  The Company shall prepare or cause to be prepared and, on the sixth (6th) Business Day prior to the anticipated Closing Date, deliver to Parent (i) a correct and complete schedule of (A) the number of Shares (separately identifying Restricted Shares and Performance Shares) outstanding as of the close of business on the seventh (7th) Business Day prior to the anticipated Closing Date (the “Certification Date”), and (B) all Options, RSUs and Stock Purchase Plan Awards outstanding as of the Certification Date, including the holder, date of grant, number of Shares and, where applicable, exercise, reference or purchase price and vesting schedule, and (ii) a certificate signed on behalf of the Company by an executive officer of the Company certifying that such schedule is correct and complete; provided that the failure of such schedule to be correct and complete shall not, in and of itself, cause or contribute to the failure of any condition to the Closing set forth in Article VII.

ARTICLE VII

Conditions

Section 7.1.                                 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)                                 Stockholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

(b)                                 Regulatory Consents.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c)                                  No Restriction.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

(d)                                 Approvals.  The Parent Approvals referred to in Section 7.1(d) of the Parent Disclosure Letter shall have been obtained.

Section 7.2.                                 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(c), which must be true and correct in all material respects; other than Section 5.1(f)(ii), which must be true and correct in all respects; and other than Section 5.1(b)(i)(A), which must be true and correct in all respects other than any failure to be so true and correct that would not cause the Aggregate Merger Consideration to be increased by more than a de minimis amount (relative to the size the Aggregate Merger Consideration would have been had such representations and warranties been true and correct in all respects)) are not so true and correct except to the extent that the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)                                  No Negative Regulatory Action.  The Parent Approvals referred to in Section 7.1(d) of the Parent Disclosure Letter shall have been obtained without the imposition of any limitations, conditions or restrictions that constitute a Negative Regulatory Action.

Section 7.3.                                 Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects (other than with respect to its obligations to transfer the Exchange Fund to the Paying Agent and transfer to the Paying Agent any amounts required to be funded by Parent to pay holders of Stock Awards pursuant to the first proviso set forth in Section 4.2(a), each of which shall be required to be performed in all respects), all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

Section 7.4.                                 Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article

VII to be satisfied if such failure was caused by such party’s willful or intentional breach in any material respect of any provision of this Agreement or failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.5.

ARTICLE VIII

Termination

Section 8.1.                                 Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the satisfaction of the condition set forth in Section 7.1(a), by mutual written consent of the Company (upon action by its Board of Directors) and Parent.

Section 8.2.                                 Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent or the Company if:

(a)                                 the Merger shall not have been consummated on or before March 31, 2016 (as such date may be extended pursuant to Section 9.5(c), the “Termination Date”); provided, however, that, if the condition to Closing set forth in Section 7.1(b) or Section 7.1(d) shall not have been satisfied at least four (4) Business Days prior to such date but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the Termination Date shall automatically be extended by an additional ninety (90) days;

(b)                                 the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained after a vote with respect thereto shall have been taken at the Stockholders Meeting or at any adjournment or postponement thereof; or

(c)                                  any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the satisfaction of the condition set forth in Section 7.1(a));

provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has willfully or intentionally breached in any material respect its obligations under this Agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

Section 8.3.                                 Termination by the Company.

(a)                                 This Agreement may be terminated and the Merger may be abandoned by the Company (at the direction of the Board of Directors of the Company) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied (without giving effect to the requirement in Section 7.3(a) that any such representation and warranty be as though made on and as of the Closing Date) and (i) such breach is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date and (ii) such condition is not satisfiable by the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder.

(b)                                 This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company at any time prior to the time the Requisite Company Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) the Company notifies Parent in writing that it intends to enter into such Alternative Acquisition Agreement, attaching the most current version of such Alternative Acquisition Agreement to such notice; (iii) Parent does not make, within five (5) Business Days of receipt of such written notification (the “Termination Notice Period”) an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisor, is at least as favorable to the stockholders of the Company as such Superior Proposal; and (iv) the Company, prior to or concurrently with such termination, pays to Parent the Termination Fee in immediately available funds; it being understood that the Company agrees (x) that it will not enter into the Alternative Acquisition Agreement referred to in clause (i) above until at least the sixth (6th) Business Day after it has provided the notice to Parent required by clause (ii) above, (y) to notify Parent promptly if its intention to enter into the Alternative Acquisition Agreement changes and (z) during the Termination Notice Period, to, and to cause its financial advisor and outside counsel to, negotiate with Parent in good faith should Parent propose to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of the Board of Directors of the Company) a Superior Proposal; it being further understood that any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Termination Notice Period.

(c)                                  This Agreement may be terminated and the Merger may be abandoned by the Company, acting at the direction of the Board of Directors of the Company, at any time prior to the time the Requisite Company Vote is obtained, if the Board of Directors of the Company shall have made a Change in Company Recommendation pursuant to Section 6.2(d) in connection with an Acquisition Proposal and the Company, prior to or concurrently with such termination, pays to Parent the Termination Fee in immediately available funds.

Section 8.4.                                 Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (or, in the case of clauses (a) and (c) below, at any time prior to the time the Requisite Company Vote is obtained) by action of the Board of Directors of Parent if:

(a)                                 the Board of Directors of the Company shall have made a Change in Company Recommendation;

(b)                                 the Board of Directors of the Company shall have, if a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed by a Third Party, failed to recommend that the Company’s stockholders reject such tender offer or exchange offer prior to the earlier of (i) the date of the Stockholders Meeting (if it is reasonably practicable to make such recommendation prior to the Stockholders Meeting, taking into account the amount of time between the disclosure of such offer and the Stockholders Meeting and the Company’s ability to adjourn the Stockholders Meeting to facilitate such recommendation) and (ii) eleven (11) Business Days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act; or

(c)                                  there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied (without giving effect to the requirement in Section 7.2(a) that any such representation and warranty be as though made on and as of the Closing Date) and (i) such breach is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date and (ii) such condition is not satisfiable by the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(c) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder.

Section 8.5.                                 Effect of Termination and Abandonment.

(a)                                 Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and Article IX and the Confidentiality Agreement shall survive the termination of this Agreement.

(b)                                 If this Agreement is terminated pursuant to any of the following provisions, the Company shall, at the applicable time specified in Section 8.5(c), pay to Parent a fee equal to $187,500,000.00 (the “Termination Fee”):

(i)                                     Section 8.3(b); or

(ii)                                  Section 8.3(c); or

(iii)                               Section 8.4(a); or

(iv)                              Section 8.4(b); or

(v)                                 Section 8.2(a) (without the Requisite Company Vote having been obtained), if (A) after the date of this Agreement, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make (whether or not conditional) an Acquisition Proposal and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification prior to the Termination Date, (B) this Agreement is terminated thereafter by either Parent or the Company pursuant to Section 8.2(a) and (C) neither Parent nor Merger Sub has willfully or intentionally breached in any material respect its obligations under this Agreement in any manner that has proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger; or

(vi)                              Section 8.2(b), if (A) after the date of this Agreement, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make (whether or not conditional) an Acquisition Proposal prior to the Requisite Company Vote and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification prior to the vote of the Company’s stockholders with respect to the Merger, and (B) this Agreement is terminated thereafter by either Parent or the Company pursuant to Section 8.2(b); or

(vii)                           Section 8.4(c), if (A) after the date of this Agreement, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) publicly makes or publicly announces an intention to make (whether or not conditional) an Acquisition Proposal and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification prior to the date when the relevant breach commenced or the relevant representation and warranty shall have become untrue, and (B) this Agreement is terminated thereafter by Parent pursuant to Section 8.4(c).

(c)                                  If the Company is required to pay Parent a Termination Fee, such Termination Fee shall be payable not later than two (2) Business Days after termination of this Agreement (except with respect to Section 8.3(b) or 8.3(c), which shall be paid as set forth in Section 8.3(b) or 8.3(c)), in each case by wire transfer of immediately available funds to an account designated by Parent.  Notwithstanding the foregoing, the Termination Fee shall not be payable to Parent pursuant to Section 8.5(b)(v), 8.5(b)(vi) or 8.5(b)(vii) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into a legally binding Alternative Acquisition Agreement pursuant to which the Company or any of its Subsidiaries has agreed to undertake, solicit stockholder approval for or consummate, or shall have consummated, a transaction of the type referred to in the definition of “Acquisition Proposal” or, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer, shall have not recommended that the Company’s stockholders reject such tender offer or exchange offer within the period specified in Rule 14e-2(a) under the Exchange Act (for purposes of this Section 8.5(c), substituting “50%” for “20%” in clause (ii) of the definition of “Acquisition Proposal” and inserting “pursuant to which such Third Party (or the shareholders of a Third Party) would acquire, directly or indirectly, 50% or more of the total voting power or more than 50% of the number of outstanding Shares of the Company (or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity)” at the end of clause (i) of the definition of “Acquisition Proposal”); provided that, for purposes of this Section 8.5, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into a legally binding Alternative Acquisition Agreement providing for the consummation of, or shall have consummated, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates or, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer by or on behalf of such Person or any of its Affiliates, shall have not recommended that the

Company’s stockholders reject such tender offer or exchange offer within the period specified in Rule 14e-2(a) under the Exchange Act.

(d)                                 The parties each agree that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not have entered into this Agreement.  Accordingly, if the Company fails promptly to pay any amounts due under this Section 8.5 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, together with the reasonable out-of-pocket costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.  Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that, in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

Section 9.1.                                 Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, and Sections 6.10 (Expenses), 6.11 (Director and Officer Indemnification and Liability Insurance), together with all other agreements contained in this Agreement or in any document delivered pursuant to this Agreement which by their terms apply or are to be performed in whole or in part after the Effective Time, shall survive the consummation of the Merger.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.  Neither any other covenant and agreement in this Agreement, nor any representation or warranty contained in this Agreement, shall survive the Effective Time or the termination of this Agreement.

Section 9.2.                                 Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

Section 9.3.                                 Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part (except where waiver is not permitted by applicable Laws).

Section 9.4.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or PDF file (portable document format file) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.5.                                 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND WHOLLY TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE CONFLICT OF LAWS PRINCIPLE.  EXCEPT AS SET OUT BELOW IN THIS PARAGRAPH, EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE SOLE AND EXCLUSIVE JURISDICTION IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) (THE “DELAWARE COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON THE COMPANY BY U.S. REGISTERED MAIL TO THE COMPANY’S ADDRESS SET FORTH IN SECTION 9.6 OR OTHER MEANS PERMITTED BY LAW.  EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON PARENT OR MERGER SUB BY U.S. REGISTERED MAIL TO THE FOLLOWING ADDRESS:

Akira Harashima

Executive Officer, Head of the Americas, Tokio Marine Holdings, Inc.

President & CEO, Tokio Marine North America, Inc. & TMNA Services, LLC
230 Park Avenue
New York, New York 10169

OR OTHER MEANS PERMITTED BY LAW.  SERVICE MADE PURSUANT TO THE IMMEDIATELY PRECEDING SENTENCES SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.  IN THE EVENT ANY PARTY HERETO FAILS TO NOTIFY ANY OTHER PARTY HERETO OF ITS AGENT FOR SERVICE OF PROCESS IN THE STATE OF DELAWARE, NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER

PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO IN ANY OTHER JURISDICTION TO ENFORCE JUDGMENTS OBTAINED IN ANY ACTION, SUIT OR PROCEEDING BROUGHT PURSUANT TO THIS SECTION 9.5.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)                                  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity; provided, however, that, after any termination of this Agreement, the provisions of this Section 9.5(c) shall survive only with respect to those provisions of this Agreement which survive the termination of this Agreement pursuant to the provisions of the second sentence of Section 9.1.  If, prior to the Termination Date, any party hereto brings any Proceeding in accordance with this Section 9.5 to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall be automatically extended (x) for the period during which such action is pending, plus ten (10) Business Days or (y) by such other time period established by the court presiding over such action, as the case may be.

Section 9.6.                                 Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing in the English language and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent or Merger Sub:

Tokio Marine Holdings, Inc.
Tokio Kaijo Nichido Building Shinkan
1-2-1 Marunouchi, Chiyoda-Ku
Tokyo 100-0005 Japan
Attention:	Kenji Okada, General Manager, International Business
Development Department
Fax:	+81-3-6267-5755
Email:	KJOKADA@tokiomarinehd.com

with a copy to

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Robert G. DeLaMater, Esq.
Melissa Sawyer, Esq.
Fax:	+1 (212) 558-3588
Email:	delamaterr@sullcrom.com
sawyerm@sullcrom.com

If to the Company:

HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, TX 77040-6094
Attention:	General Counsel
Fax:	(713) 744-9648
Email:	rrinicella@hcc.com

with a copy to

Willkie, Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Michael Groll, Esq.
Rajab S. Abbassi, Esq.
Fax:	+1 (212) 728-9616
Email:	mgroll@willkie.com
rabbassi@willkie.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally;

three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that, if given by facsimile or email, receipt of such notice, request, instruction or other document is confirmed by telephone by, or by return email from, the receiving party); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 9.7.                                 Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated May 8, 2015, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 9.8.                                 No Third Party Beneficiaries.  Except for (a) the directors and officers (and their heirs) referred to in Section 6.11 with respect to the covenants in their favor referred to therein, and (b) if the Effective Time occurs, the holders of the Shares and the Stock Awards, who will have the right to receive the Aggregate Merger Consideration pursuant to and in accordance with Article IV of this Agreement, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 or Article IV shall not arise unless and until the Effective Time occurs.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9.                                 Obligations of Parent and of the Company.  Whenever this Agreement requires the Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.10.                          Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred by the Company in connection with the Merger shall be paid by Parent.

Section 9.11.                          Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

Section 9.12.                          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.13.                          Interpretation; Construction.

(a)                                 Interpretation of this Agreement shall be governed by the following rules of construction: (i) the table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; (ii) where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated; (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (iv) whenever the word “Share” is used in this Agreement, it shall be deemed to include Restricted Shares (including Performance Shares) unless otherwise indicated; (v) references to any statute, listing rule, rule, standard, regulation or other Law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten on or prior to the date with respect to which such reference is applicable; (vi) references to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section; (vii) references to any Contract (including this Agreement) or organizational document are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; and (viii) whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.

(b)                                 The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)                                  Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates.  The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.14.                          Assignment.  This Agreement shall not be assignable, by operation of law or otherwise, by any party without the written consent of the other parties.  Any purported assignment in violation of this Agreement is void.

Section 9.15.                          Dates and Dollar Amounts.  All references to dates in this Agreement shall be deemed to be references to dates in the United States, and all references to “$” or “dollars” shall be references to United States dollars.

[Signatures appear on following pages]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HCC INSURANCE HOLDINGS, INC.

By:	/s/ Christopher J.B. Williams
	Name:	Christopher J.B. Williams
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

TOKIO MARINE HOLDINGS, INC.

By:	/s/ Tsuyoshi Nagano
	Name:	Tsuyoshi Nagano
	Title:	President

[Signature Page to Merger Agreement]

TMGC INVESTMENT (DELAWARE) INC.

By:	/s/ Kunihiko Fujii
	Name:	Kunihiko Fujii
	Title:	President

[Signature Page to Merger Agreement]

ANNEX A
DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(b)
Affiliate	5.1(a)
Agent	5.1(r)(i)
Aggregate Merger Consideration	4.2(a)
Aggregate Share Consideration	4.2(a)
Aggregate Stock Award Consideration	4.2(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Book-Entry Shares	4.1(a)
Business Day	1.2
By-Laws	2.1
Certificate of Merger	1.3
Certificates	4.1(a)
Certification Date	6.18
Change in Company Recommendation	6.2(c)(i)
Change in Recommendation Notice Period	6.2(d)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Company	Preamble
Company Actuarial Analyses	5.1(r)(ii)
Company Approvals	5.1(d)(i)
Company Disclosure Letter	5.1
Company Insurance Subsidiaries	5.1(a)
Company IT Systems	5.1(p)(vi)
Company Labor Agreements	5.1(o)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company SAP Statements	5.1(e)(iv)
Company Subsidiary	5.1(a)
Confidentiality Agreement	9.7
Continuing Employee	6.9(a)
Contract	5.1(d)(ii)
Council	5.1(d)(iv)
Current Policy	6.11(b)
Delaware Courts	9.5(a)
DGCL	Preamble
Dissenting Shares	4.2(f)
Dissenting Stockholders	4.2(f)

Terms	Section
Dormant Subsidiary	6.14
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Plan	5.1(h)(iii)
ESPP	4.3(e)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Shares	4.1(a)
FCA	5.1(d)(iv)
Forms	5.1(t)
Franchise Board	5.1(d)(iv)
FSMA	5.1(d)(iv)
GAAP	5.1(a)(F)
Goldman Sachs	5.1(c)(ii)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)
Incentive Plan	4.3(a)
Indemnified Parties	6.11(a)
Insurance Amount	6.11(b)
Insurance Laws	5.1(d)(i)
Insurance Policies	5.1(q)
Insurance Regulator	5.1(a)
Intellectual Property	5.1(p)(vi)
Intellectual Property Contract	5.1(p)(vi)
Interim SAP Statements	5.1(e)(iv)
Investment Assets	5.1(v)
IRS	5.1(h)(iii)
JFSA	5.2(c)(i)
knowledge of the Company	5.1(a)
Laws	5.1(i)
Licenses	5.1(i)
Lien	5.1(b)(i)(B)
Lloyd’s	5.1(d)(iv)
Lloyd’s Acts	5.1(d)(iv)
Lloyd’s Byelaws	5.1(d)(iv)
Lloyd’s Regulations	5.1(d)(iv)
Lloyd’s Underwriting Requirements	5.1(d)(iv)
Material Adverse Effect	5.1(a)
Material Contracts	5.1(j)(i)
Merger	1.1
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)

Terms	Section
Negative Regulatory Action	6.5(e)
NYSE	5.1(a)(H)
Option	4.3(a)
Order	7.1(c)
Owned Intellectual Property	5.1(p)(vi)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Letter	5.2(c)(i)
Paying Agent	4.2(a)
Pension Plan	5.1(h)(iii)
Per Share Merger Consideration	4.1(a)
Performance Shares	4.3(d)
Person	4.2(d)
PRA	5.1(d)(iv)
Proceedings	5.1(g)
Protected Period	6.9(a)
Proxy Statement	6.3
Reinsurance Agreements	5.1(s)(i)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Restricted Contract	5.1(j)(i)
Restricted Share	4.3(h)(i)
RSU	4.3(h)(ii)
SAP	5.1(e)(iv)
SEC	5.1(d)(i)
Securities Act	5.1(e)(v)
Senior Notes	6.17
Senior Notes Indenture	6.17
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Stock Awards	4.2(b)
Stock Plan	4.3(h)(iii)
Stock Promotion Plan	4.3(b)
Stock Purchase Plan Awards	4.3(e)(ii)
Stockholder Litigation	6.16
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2(a)

Terms	Section
Termination Fee	8.5(b)
Termination Notice Period	8.3(b)
Third Party	6.2(b)
Trade Secrets	5.1(p)(vi)
Trademarks	5.1(p)(vi)

Exhibit A

RESTATED CERTIFICATE OF INCORPORATION

OF

HCC INSURANCE HOLDINGS, INC.

(Originally incorporated on March 27, 1991 under the name
HCC Insurance Holdings, Inc.)

1.              Name.  The name of the corporation is HCC Insurance Holdings, Inc. (the “Corporation”).

2.              Address; Registered Office and Agent.  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

3.              Purposes.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

4.              Number of Shares.  The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $1.00 per share.

5.              Election of Directors.  Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.              Limitation of Liability.

(a)                                 To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b)                                 Any amendment or repeal of Article 6(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

7.              Indemnification.

(a)                                 The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be

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amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the board of directors of the Corporation.

(b)                                 To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 7 or otherwise.

(c)                                  The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any by-law, agreement, vote of stockholders or otherwise.

8.              Adoption, Amendment or Repeal of By-Laws.  The board of directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws.

9.              Certificate Amendments.  The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article 9.

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